Exhibit 99.1

Sept. 6, 2005

Media:	John Sousa or David Byford
(713) 767-5800

Analysts:	Peter Wilt or Hillarie Bloxom
(713) 507-6466

DYNEGY ENTERS INTO NEW POWER, STEAM SUPPLY AGREEMENT

WITH LYONDELL CHEMICAL COMPANY

HOUSTON (Sept. 6, 2005) – Dynegy Inc. (NYSE: DYN) today announced that it has entered into a new, 15-year agreement through which it will sell electricity and steam generated by the company’s CoGen Lyondell Power Generation Facility in Channelview, Texas to Lyondell Chemical Company (NYSE: LYO).

Under the terms of the agreement, which will become effective on Jan. 1, 2007 following the expiration of the current agreement, Dynegy will provide the Lyondell chemical manufacturing complex in Channelview with 70 megawatts of electric supply capacity and approximately 2 million pounds of steam per hour. The remaining power generated by the plant will continue to be marketed in the Electric Reliability Council of Texas (ERCOT) region.

“In addition to supplying energy and steam to a valued customer, the new contractual arrangement provides greater financial benefits to Dynegy in the form of full cost recovery and a market-based margin,” said Bruce A. Williamson, Chairman and Chief Executive Officer of Dynegy Inc. “The arrangement also solidifies our position in the ERCOT market – and specifically the Houston region – as a generator of reliable, affordably priced electricity.”

Dynegy’s CoGen Lyondell facility is a natural gas-fired, 610-megawatt combined-cycle plant that entered commercial operation in 1985 as a qualifying facility under the Public Utility Regulatory Policy Act. The facility, which consists of six 80-megawatt combustion turbines and a 130-megawatt steam turbine generator, has 35 employees.

Dynegy’s Power Generation facilities utilize a diverse mix of fuels to produce electricity, including coal, oil and natural gas, and are located in 12 U.S. states.

Dynegy Inc. provides electricity, natural gas and natural gas liquids to markets and customers throughout the United States. Through its energy businesses, the company owns and operates a diverse portfolio of assets, including power plants totaling approximately 13,000 megawatts of net generating capacity and gas processing plants that process approximately 1.6 billion cubic feet of natural gas per day.

On Aug. 2, 2005, Dynegy announced the sale of its Midstream natural gas business to Targa Resources for $2.475 billion in cash. The proceeds from the transaction, which is expected to close in the fourth quarter 2005, will provide the company with opportunities to reduce debt, while positioning Dynegy’s Power Generation business for new growth or strategic directions.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning the expected financial benefits of the contractual arrangement, the agreed upon sale of our Midstream business, and the possibility of new growth or strategic directions for our Power Generation business. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary materially from those targeted, expected or implied include: changes in commodity prices; market fluctuations; the effects of competition on Dynegy’s results of operations; the effects of competition and weather on the demand for Dynegy’s products and services; Dynegy’s ability to operate its businesses efficiently and within the confines of the company’s reduced capital spending program; Dynegy’s ability to address its substantial leverage; the impacts of hedging; operational factors affecting Dynegy’s assets, including blackouts or other unscheduled outages; Dynegy’s ability to achieve the cost savings targets associated with its ongoing initiatives; Dynegy’s ability to close, and achieve financial objectives associated with, the agreed upon sale of its Midstream business; the availability of opportunities for new growth or strategic directions for Dynegy’s Power Generation business; and uncertainties regarding environmental regulations and litigation and other legal or regulatory developments affecting Dynegy’s businesses. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended Dec. 31, 2004 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005, which are available free of charge on the SEC’s web site at http://www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

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